Exhibit 5.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

July 30, 2026
Securitize Corp.
78 SW 7th Street, Suite 500
Miami, FL 33130
Ladies and Gentlemen:
We have acted as counsel to Securitize Corp. (f/k/a Securitize Holdings, Inc.), a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on July 30, 2026 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), the resale by the selling securityholders (the “Selling Securityholders”) named in the Registration Statement or their permitted transferees, of up to (a) 144,479,908 shares of common stock, par value $0.0001 per share (“Common Stock”) of the Company, consisting of (i) 140,768,250 issued and outstanding shares of Common Stock (the “Resale Shares”) and (ii) 3,711,658 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants to purchase shares of Common Stock (the “Exchanged Warrants”) and up to (b) 7,088,616 shares of Common Stock that may be issued pursuant to the earnout provisions of the Business Combination Agreement, dated as of October 27, 2025, by and among the Company and other parties thereto (the “Earnout Shares”).
Each Exchanged Warrant was originally issued pursuant to Warrant to Purchase Shares of Preferred Stock (the “Warrant Agreement”), dated March 6, 2025, by and between J Digital 6 LLC and Securitize, Inc. and was assumed by the Company and became a warrant to purchase shares of Securitize Common, pursuant to the Warrant Assumption and Amendment Agreement, dated July 1, 2026, by and among Securitize, Inc., the Company and J Digital 6 LLC (the “Warrant Assumption and Amendment Agreement”).
We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.
In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.
On the basis of the foregoing, we advise you that, in our opinion:
1.Assuming the Exchanged Warrants have been issued in accordance with the terms of the Warrant Agreement and delivered against payment therefor in accordance with the terms of the Warrant Assumption and Amendment Agreement, the Warrant Shares, when issued and paid for upon the exercise of the Exchanged Warrants in accordance with the terms of the Warrant Assumption and Amendment Agreement, will be validly issued, fully paid and nonassessable.
2.The Resale Shares have been validly issued, fully paid and non-assessable.
3.The Earnout Shares have been duly authorized and, when issued in accordance with the provisions of the Business Combination Agreement, will be validly issued, fully paid and non-assessable.
We are members of the Bar of the State of New York and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Davis Polk & Wardwell LLP
July 30, 2026